Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

GRIID INFRASTRUCTURE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share reserved for issuance under the Plan	Other (2)	4,000,000	$1.06	$4,240,000	0.0001476	$625.82

Total Offering Amounts					$4,240,000		$625.82

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$625.82
(1)

Consists of shares of common stock, par value $0.0001 (“Common Stock”) of GRIID Infrastructure Inc. (the “Company”) reserved for issuance under the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the Plan by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Company’s capital stock.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices reported for the Common Stock on the The Nasdaq Stock Market LLC on April 12, 2024, or $1.06 (rounded up to the nearest cent).